UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2022

OPEN LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39326	84-5031428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 S. MoPac Expressway

Suite 450

Austin, Texas 78746

(Address of principal executive offices, including zip code

Registrant’s telephone number, including area code: 512-892-0400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LPRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive and Board Transitions

On October 6, 2022, Open Lending Corporation (the “Company”) announced that John J. Flynn retired from his position as Chief Executive Officer and that the Board of Directors of the Company (the “Board”) appointed Mr. Flynn to the Board as its Chairman, each effective as of the same date.

The Company also announced that Ross M. Jessup retired from his positions as President and Chief Operating Officer and as a member of the Board effective as of October 5, 2022. Mr. Jessup will transition to an advisory role at the Company.

On October 6, 2022, the Board appointed Keith A. Jezek, age 58, to succeed Mr. Flynn as Chief Executive Officer of the Company and elected Mr. Jezek as a member of the Board, each effective as of the same date.

On October 6, 2022, Jessica Snyder, a current director who serves as Chair of the Audit Committee of the Board, was appointed Vice Chair of the Board, effective as of the same date.

Prior to joining the Company, Mr. Jezek served as President, Retail Solutions Group for Cox Automotive group, which includes brands such as DealerTrack, Autotrader, Kelley Blue Book, vAuto, Dealer.com, Vin Solutions and Xtime, among others, since 2015. Mr. Jezek co-founded vAuto, Inc. and in September 2010, led vAuto through its successful acquisition by AutoTrader Group (now Cox Automotive). Mr. Jezek served as the Chief Executive Officer of vAuto from January 2007 through September 2010. Prior to vAuto, Mr. Jezek held various key management positions with ADP (now CDK), Digital Motorworks and TraveLogix. Mr. Jezek received a Bachelor of Arts in English from the University of Texas at Austin, and his MBA in Finance from the McCombs School of Business at the University of Texas at Austin. We believe that Mr. Jezek is qualified to serve as a member of our Board based on his extensive experience as a leader of several companies in the automotive market.

Mr. Jezek does not have any family relationship with any director or executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company also will enter into its standard form of officer indemnification agreement and form of director indemnification agreement with Mr. Jezek, the forms of which are filed as Exhibit 10.11 and Exhibit 10.12, respectively, to the Company’s Current Report on Form 8-K filed on June 15, 2020.

On October 6, 2022, the Company issued a press release in connection with the foregoing transitions. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

Employment Agreement with Mr. Jezek

The Company has entered into an employment agreement with Keith A. Jezek (the “Jezek Employment Agreement”), dated as of October 6, 2022, in which Mr. Jezek will serve as the Chief Executive Officer of the Company effective as of October 7, 2022 (the “CEO Employment Commencement Date”).

Pursuant to the Jezek Employment Agreement, Mr. Jezek will be paid an annual base salary of $550,000 and, commencing in 2023, he will be eligible to receive an annual cash incentive bonus with a target of 100% of his base salary and with the opportunity to earn up to 150% of his base salary based on the attainment of performance measures to be established by the Board or the Compensation Committee of the Board. In the event of a change in control of the Company, Mr. Jezek will be eligible to receive a prorated annual cash incentive bonus at the greater of the target or actual level of performance as of the date of the change in control. The Jezek Employment Agreement provides that, commencing in 2023, Mr. Jezek will receive annual long-term incentive awards with a target value of $4,000,000, of which 60% will granted be in the form of performance-based restricted stock units that will vest or be forfeited at the end of a three-year performance period and 40% will be in the form of time-based restricted stock units that vest over four-years following the date of grant, in either case, subject to continued employment through the applicable vesting dates. The Jezek Employment Agreement further provides for an initial long-term equity incentive award of 825,000 time-based restricted stock units, which will vest as to 25% on the 12 month anniversary of the CEO Employment Commencement Date and, thereafter, on each of the first thirty-six (36) monthly anniversaries of the initial vesting date, in each case, subject to Mr. Jezek’s continued employment through each such date. The initial long-term equity award will vest in full upon Mr. Jezek’s termination of employment from the Company for good reason or, within 12 months following a change in control of the Company, a termination of employment by the Company without cause.

In addition, the Jezek Employment Agreement provides upon Mr. Jezek’s termination of employment from the Company for good reason or a termination of employment by the Company without cause, in either case, other than immediately prior to, on or within 12 months following a change in control of the Company, Mr. Jezek will be eligible to receive (i) continued payment of his then-current base salary for (x) 12 months, where such termination occurs within 12 months following the CEO Employment Commencement Date, (y) 18 months, where such termination occurs within 12-24 months following the CEO Employment Commencement Date, and (z) 24 months, where such termination occurs on or after 24 months following the CEO Employment Commencement Date, and (ii) up to 18 months of subsidized COBRA coverage. The Jezek Employment Agreement further provides that if such termination of employment occurs immediately prior to, on or within 12 months following a change in control of the Company, Mr. Jezek will be eligible to receive (i) a lump-sum equal to two times the sum of (x) his then-current base salary plus (y) his annual incentive bonus based on the attainment of the actual level of performance as determined by the Board or the Compensation Committee of the Board immediately prior to the date of the change in control and extrapolated for the remainder of the fiscal year in which the change in control occurs or, if higher, Mr. Jezek’s target annual cash incentive bonus for the then current year if such termination of employment occurs during the first half of the year, and (ii) up to 18 months of subsidized COBRA coverage.

The foregoing severance benefits are subject to the execution and nonrevocation of a release of claims in favor of the Company and continued compliance with post-termination restrictive covenants. The Jezek Employment Agreement provides that if Mr. Jezek receives any amount, whether under the Jezek Employment Agreement or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that Mr. Jezek would receive following imposition of the excise tax and all income and related taxes.

The foregoing description of the Jezek Employment Agreement is qualified in its entirety by reference to the text of the Jezek Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Transition Services Agreement with Mr. Flynn

The Company and Mr. Flynn entered into a transition services agreement (the “Transition Services Agreement”), dated as of October 6, 2022, in which Mr. Flynn will provide transition services to the Company as an independent contractor.

The Transition Services Agreement provides that the term of Mr. Flynn’s services as an independent contractor will commence as of as of October 6, 2022 and end on the earlier of October 6, 2023 and the date that either party terminates the arrangement in accordance with its terms. During the term, Mr. Flynn will (1) assist with the onboarding of Mr. Jezek as the Chief Executive Officer of the Company, (2) assist with the transition of the roles, responsibilities and duties of the chief executive officer of the Company to Mr. Jezek, (3) assist with key client management, and (4) provide any other transition services and support to Mr. Jezek and the Company as mutually agreed by the Board, Mr. Jezek and Mr. Flynn. In consideration for the transition services, the Transition Services Agreement provides that Mr. Flynn will receive a monthly consulting fee of $45,833, will remain eligible to receive the annual cash incentive compensation provided under his employment agreement and based on the attainment of the applicable performance metrics, and, subject to the execution and nonrevocation of a release of claims in favor of the Company, continued participation at no cost in the Company’s healthcare plan through the end of the term and accelerated vesting as of the effective date of the release of Mr. Flynn’s outstanding and unvested time-based Company equity awards that were granted prior to the date of Mr. Flynn’s retirement. The monthly consulting fee will continue to be paid to Mr. Flynn in the event that his service under the Transition Services Agreement is terminated by the Company without cause prior to the conclusion of the term, subject to his execution and nonrevocation of a release of claims in favor of the Company. The Transition Services Agreement further provides that Mr. Flynn’s then outstanding and unvested performance-based Company equity awards shall remain outstanding following end of the term on the twelve (12) month anniversary of the date of the agreement, subject to his continued performance of the transition services through that date or the date of an earlier termination of service by the Company without cause, and will vest or be forfeited based on the attainment of the applicable performance metrics. The foregoing treatment of Mr. Flynn’s performance-based Company equity awards is subject to the execution and nonrevocation of a release of claims in favor of the Company and continued compliance with post-termination restrictive covenants.

The foregoing description of the Transition Services Agreement is qualified in its entirety by reference to the text of the Transition Services Agreement, which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement by and between the Company and Keith A. Jezek, dated October 6, 2022.

10.2	Transition Services Agreement by and between the Company and John J. Flynn, dated October 6, 2022.

99.1	Press Release issued by the Company on October 6, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN LENDING CORPORATION

By:	/s/ Charles Jehl
Name:	Charles D. Jehl
Title:	Chief Financial Officer

Date: October 6, 2022